Exhibit 5.1

VERNON, VERNON, WOOTEN, BROWN, ANDREWS & GARRETT, P.A.

ATTORNEYS AND COUNSELLORS AT LAW

522 SOUTH LEXINGTON AVENUE  •  BURLINGTON, NORTH CAROLINA 27215-5827

MAILING ADDRESS: P.O. DRAWER 2958  •  BURLINGTON, NORTH CAROLINA 27216-2958

TELEPHONE: (336) 227-8851  •  FACSIMILE: (336) 226-3866  •  WWW.VERNONLAW.COM

JOHN H. VERNON, JR. (1911-1986) JOHN H. VERNON, III WILEY P. WOOTEN E. LAWSON BROWN, JR. JEFFREY A. ANDREWS* R. JOYCE GARRETT * ALSO ADMITTED IN VIRGINIA	MARK A. JONES CAROL VINCENT MILLER BENJAMIN D. OVERBY JENNIFER L. BOGACKI MARISSA A. WEST RYAN H. STEWART

August 12, 2011

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

Re:	Tanger Factory Outlet Centers, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Tanger Factory Outlet Centers, Inc. (the “Company”) in connection with the certain matters of North Carolina law arising out of the registration of 12,133,220 of the Company’s Common Shares (the “Shares”) covered by the registration statement on Form S-3 (the “Registration Statement”) filed on August 12, 2011 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Shares may be issued from time to time to the holders of Class A Common Limited Partnership Units (the “Units”) of Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”) in exchange for Units.

In preparation for rendering our opinion and in our capacity as counsel for the Company we have taken the following action:

1. We have reviewed the following documents (herein collectively referred to as the “Documents”):

(a) the Amended and Restated Articles of Incorporation of the Company filed with the North Carolina Secretary of State on December 13, 1993 and as amended by Articles of Amendment filed with the North Carolina Secretary of State on June 3, 1996, August 25, 1998, October 13, 1999, and November 10, 2005, June 28, 2007, September 5, 2008 and May 23, 2011 (the “Amended Articles”);

(b) The Amended and Restated Bylaws of the Company certified by the Company’s secretary as of August 12, 2011; and

(c) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of November 11, 2005 as amended by agreement dated June 1, 2011 (the “Agreement

FOUNDED IN 1933

EXPERIENCE  •  COMMITMENT   •  RESULTS

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of Limited Partnership”).

2. We have made inquiries of and obtained information from officers of the Company with respect to certain factual matters which provide the basis for the opinions we have been requested to give. The opinions expressed herein assume the accuracy and completeness of the information so obtained.

3. We have obtained such other certifications and copies of such other documents as we deemed appropriate to render the opinions expressed herein.

In our examination and review of the materials referred to above, we have assumed (i) the legal capacity of natural persons and the genuineness of all the signatures, and (ii) the authenticity of all Documents submitted to us as conformed, certified or photostatic copies. We have assumed that all parties to the Documents referred to in this opinion (other than the Company) had full power and authority to enter into and perform all obligations and agreements thereunder and to engage in the transactions contemplated thereby and, as to each of said parties, we have assumed also the due authorization by all requisite action, the due execution and delivery, and the validity, binding effect and enforceability, of such Documents.

The opinions expressed herein are subject to the following qualifications:

1. Any opinions herein which rely upon the enforceability of provisions contained in the Documents are subject to the qualifications that enforcement of those provisions is limited by the following: (i) the rights of the United States under the Federal Tax Lien Act of 1966, as amended; (ii) principles of equity which may limit the availability of certain equitable remedies including rights to specific performance, injunctive relief and the appointment of a receiver; and (iii) applicable bankruptcy, insolvency, federal or state fraudulent transfer laws, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law. Any opinions herein which rely upon the enforceability of provisions contained in the Documents are further subject to the qualification that the enforceability of certain of the remedial, waiver and other provisions of the Documents is further limited by applicable constitutional, legislative, judicial and administrative provisions, statutes, regulations, decisions, rulings and other laws in addition to those described above; however, to our knowledge and information, such additional laws do not substantially interfere with the practical realization of the benefits expressed in the Documents except for the economic consequences of any procedural delay which may result from such laws.

2. The opinions expressed herein are limited to the application of the laws of the State of North Carolina and the United States of America, insofar as such laws apply, and we express no opinion with respect to the application or effect of conflicts of law rules or the laws of any other states or jurisdictions.

3. We have relied upon, and the opinions expressed herein assume the accurateness and completeness of, written certificates and statements of officers and employees of the Company as to all matters of fact.

4. We express no opinion with respect to the application of, compliance with or affect of

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federal or state securities laws on the transactions contemplated by the Registration Statement.

Based upon the foregoing and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of North Carolina.

2. The issuance of the Shares has been duly authorized and, when and to the extent issued in exchange for the Units in accordance with the Amended Articles and Agreement of Limited Partnership, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based on the applicable law in effect on the date hereof. In delivering this opinion to you we are not undertaking to apprise you either of any transactions, events or occurrences taking place after the date of this letter of which we may acquire any knowledge or of any change in, revision or supplement to applicable laws taking place after the date of this letter which may affect any opinion set forth in this letter.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,